UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Meru Networks, Inc.

(Name of issuer)

Common Stock, par value $0.0005 per share

(Title of class of securities)

59047Q 10 3

(CUSIP number)

December 31, 2011

(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 59047Q 10 3

(1)	Names of reporting persons Tenaya Capital IV, LP
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 367,874 (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 367,874 (2)
(9)	Aggregate amount beneficially owned by each reporting person 367,874 (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 2.1% (3)
(12)	Type of reporting person (see instructions) PN

(1)

This Amendment No. 1 to the statement on Schedule 13G is filed by Tenaya Capital IV, LP, Tenaya Capital IV-P, LP, Tenaya Capital IV-C, LP, Tenaya Capital IV Annex GP, LLC, Tenaya Capital IV GP, LP, Tenaya Capital IV GP, LLC, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul (collectively, the “Reporting Persons”). These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Consists of 293,388 shares of Common Stock and 74,486 shares of Common Stock issuable upon currently exercisable warrants held directly by Tenaya Capital IV, LP. Tenaya Capital IV Annex GP, LLC is the sole general partner of Tenaya Capital IV, LP. As such, Tenaya Capital IV Annex GP, LLC possesses power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP. Tenaya Capital IV Annex GP, LLC owns no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital IV Annex GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.

(3)

This percentage is calculated based upon 17,568,367 shares of the Common Stock outstanding as of October 28, 2011 as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 8, 2011.

SCHEDULE 13G

CUSIP No. 59047Q 10 3

(1)	Names of reporting persons Tenaya Capital IV Annex GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 367,874 (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 367,874 (2)
(9)	Aggregate amount beneficially owned by each reporting person 367,874 (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 2.1% (3)
(12)	Type of reporting person (see instructions) OO

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Consists of 293,388 shares of Common Stock and 74,486 shares of Common Stock issuable upon currently exercisable warrants held directly by Tenaya Capital IV, LP. Tenaya Capital IV Annex GP, LLC is the sole general partner of Tenaya Capital IV, LP. As such, Tenaya Capital IV Annex GP, LLC possesses power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP. Tenaya Capital IV Annex GP, LLC owns no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital IV Annex GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.

(3)

This percentage is calculated based upon 17,568,367 shares of the Common Stock outstanding as of October 28, 2011 as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 8, 2011.

SCHEDULE 13G

CUSIP No. 59047Q 10 3

(1)	Names of reporting persons Tenaya Capital IV-P, LP
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 296,176 (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 296,176 (2)
(9)	Aggregate amount beneficially owned by each reporting person 296,176 (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 1.7% (3)
(12)	Type of reporting person (see instructions) PN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Consists of 236,206 shares of Common Stock and 59,970 shares of Common Stock issuable upon currently exercisable warrants held directly by Tenaya Capital IV-P, LP. Tenaya Capital IV GP, LLC is the sole general partner of Tenaya Capital IV GP, LP which serves as the sole general partner of Tenaya Capital IV-P, LP. As such, Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP possess power to direct the voting and disposition of the shares owned by Tenaya Capital IV-P, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-P, LP. Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital IV GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital IV-P, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-P, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.

(3)

This percentage is calculated based upon 17,568,367 shares of the Common Stock outstanding as of October 28, 2011 as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 8, 2011.

SCHEDULE 13G

CUSIP No. 59047Q 10 3

(1)	Names of reporting persons Tenaya Capital IV-C, LP
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 284,212 (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 284,212 (2)
(9)	Aggregate amount beneficially owned by each reporting person 284,212 (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 1.6% (3)
(12)	Type of reporting person (see instructions) PN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Consists of 226,664 shares of Common Stock and 57,548 shares of Common Stock issuable upon currently exercisable warrants held directly by Tenaya Capital IV-C, LP. Tenaya Capital IV GP, LLC is the sole general partner of Tenaya Capital IV GP, LP which serves as the sole general partner of Tenaya Capital IV-C, LP. As such, Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP possess power to direct the voting and disposition of the shares owned by Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-C, LP. Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital IV GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-C, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.

(3)

This percentage is calculated based upon 17,568,367 shares of the Common Stock outstanding as of October 28, 2011 as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 8, 2011.

SCHEDULE 13G

CUSIP No. 59047Q 10 3

(1)	Names of reporting persons Tenaya Capital IV GP, LP
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 580,388 (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 580,388 (2)
(9)	Aggregate amount beneficially owned by each reporting person 580,388 (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 3.3% (3)
(12)	Type of reporting person (see instructions) PN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Consists of (i) 296,176 shares of Common Stock beneficially owned by Tenaya Capital IV-P, LP and (ii) 284,212 shares of Common Stock beneficially owned by Tenaya Capital IV-C, LP. Tenaya Capital IV GP, LLC is the sole general partner of Tenaya Capital IV GP, LP which serves as the sole general partner of Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. As such, Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP possess power to direct the voting and disposition of the shares owned by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital IV GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.

(3)

This percentage is calculated based upon 17,568,367 shares of the Common Stock outstanding as of October 28, 2011 as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 8, 2011.

SCHEDULE 13G

CUSIP No. 59047Q 10 3

(1)	Names of reporting persons Tenaya Capital IV GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 580,388 (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 580,388 (2)
(9)	Aggregate amount beneficially owned by each reporting person 580,388 (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 3.3% (3)
(12)	Type of reporting person (see instructions) OO

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Consists of (i) 296,176 shares of Common Stock beneficially owned by Tenaya Capital IV-P, LP and (ii) 284,212 shares of Common Stock beneficially owned by Tenaya Capital IV-C, LP. Tenaya Capital IV GP, LLC is the sole general partner of Tenaya Capital IV GP, LP which serves as the sole general partner of Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. As such, Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP possess power to direct the voting and disposition of the shares owned by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital IV GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.

(3)

This percentage is calculated based upon 17,568,367 shares of the Common Stock outstanding as of October 28, 2011 as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 8, 2011.

SCHEDULE 13G

CUSIP No. 59047Q 10 3

(1)	Names of reporting persons Thomas Banahan
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 948,262 (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 948,262 (2)
(9)	Aggregate amount beneficially owned by each reporting person 948,262 (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☒ (3)
(11)	Percent of class represented by amount in Row (9) 5.4% (4)
(12)	Type of reporting person (see instructions) IN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Consists of (i) 367,874 shares of Common Stock beneficially owned by Tenaya Capital IV, LP, (ii) 296,176 shares of Common Stock beneficially owned by Tenaya Capital IV-P, LP and (iii) 284,212 shares of Common Stock beneficially owned by Tenaya Capital IV-C, LP. Tenaya Capital IV Annex GP, LLC is the sole general partner of Tenaya Capital IV, LP. As such, Tenaya Capital IV Annex GP, LLC possesses power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP. Tenaya Capital IV Annex GP, LLC owns no securities of the Issuer directly. Tenaya Capital IV GP, LLC is the sole general partner of Tenaya Capital IV GP, LP which serves as the sole general partner of Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. As such, Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP possess power to direct the voting and disposition of the shares owned by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital IV Annex GP, LLC and Tenaya Capital IV GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP, Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP, Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.

(3)

The shares reported herein do not include 150,244 shares of Common Stock and 35,880 shares of Common Stock issuable upon currently exercisable warrants held by Lehman Brothers Venture Capital Partners II, L.P. (“LBVCP”). Tenaya Capital, LLC, an entity collectively controlled by Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul, provides sub-advisory services to the advisor of LBVCP, but does not have or share voting or dispositive authority over the shares held by LBVCP. The Reporting Persons expressly disclaim beneficial ownership of the shares held by LBVCP.

(4)

This percentage is calculated based upon 17,568,367 shares of the Common Stock outstanding as of October 28, 2011 as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 8, 2011.

SCHEDULE 13G

CUSIP No. 59047Q 10 3

(1)	Names of reporting persons Benjamin Boyer
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 948,262 (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 948,262 (2)
(9)	Aggregate amount beneficially owned by each reporting person 948,262 (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☒ (3)
(11)	Percent of class represented by amount in Row (9) 5.4% (4)
(12)	Type of reporting person (see instructions) IN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Consists of (i) 367,874 shares of Common Stock beneficially owned by Tenaya Capital IV, LP, (ii) 296,176 shares of Common Stock beneficially owned by Tenaya Capital IV-P, LP and (iii) 284,212 shares of Common Stock beneficially owned by Tenaya Capital IV-C, LP. Tenaya Capital IV Annex GP, LLC is the sole general partner of Tenaya Capital IV, LP. As such, Tenaya Capital IV Annex GP, LLC possesses power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP. Tenaya Capital IV Annex GP, LLC owns no securities of the Issuer directly. Tenaya Capital IV GP, LLC is the sole general partner of Tenaya Capital IV GP, LP which serves as the sole general partner of Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. As such, Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP possess power to direct the voting and disposition of the shares owned by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital IV Annex GP, LLC and Tenaya Capital IV GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP, Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP, Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.

(3)

The shares reported herein do not include 150,244 shares of Common Stock and 35,880 shares of Common Stock issuable upon currently exercisable warrants held by LBVCP. Tenaya Capital, LLC, an entity collectively controlled by Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul, provides sub-advisory services to the advisor of LBVCP, but does not have or share voting or dispositive authority over the shares held by LBVCP. The Reporting Persons expressly disclaim beneficial ownership of the shares held by LBVCP.

(4)

This percentage is calculated based upon 17,568,367 shares of the Common Stock outstanding as of October 28, 2011 as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 8, 2011.

SCHEDULE 13G

CUSIP No. 59047Q 10 3

(1)	Names of reporting persons Stewart Gollmer
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 948,262 (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 948,262 (2)
(9)	Aggregate amount beneficially owned by each reporting person 948,262 (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☒ (3)
(11)	Percent of class represented by amount in Row (9) 5.4% (4)
(12)	Type of reporting person (see instructions) IN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Consists of (i) 367,874 shares of Common Stock beneficially owned by Tenaya Capital IV, LP, (ii) 296,176 shares of Common Stock beneficially owned by Tenaya Capital IV-P, LP and (iii) 284,212 shares of Common Stock beneficially owned by Tenaya Capital IV-C, LP. Tenaya Capital IV Annex GP, LLC is the sole general partner of Tenaya Capital IV, LP. As such, Tenaya Capital IV Annex GP, LLC possesses power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP. Tenaya Capital IV Annex GP, LLC owns no securities of the Issuer directly. Tenaya Capital IV GP, LLC is the sole general partner of Tenaya Capital IV GP, LP which serves as the sole general partner of Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. As such, Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP possess power to direct the voting and disposition of the shares owned by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital IV Annex GP, LLC and Tenaya Capital IV GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP, Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP, Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.

(3)

The shares reported herein do not include 150,244 shares of Common Stock and 35,880 shares of Common Stock issuable upon currently exercisable warrants held by LBVCP. Tenaya Capital, LLC, an entity collectively controlled by Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul, provides sub-advisory services to the advisor of LBVCP, but does not have or share voting or dispositive authority over the shares held by LBVCP. The Reporting Persons expressly disclaim beneficial ownership of the shares held by LBVCP.

(4)

This percentage is calculated based upon 17,568,367 shares of the Common Stock outstanding as of October 28, 2011 as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 8, 2011.

SCHEDULE 13G

CUSIP No. 59047Q 10 3

(1)	Names of reporting persons Brian Melton
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 948,262 (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 948,262 (2)
(9)	Aggregate amount beneficially owned by each reporting person 948,262 (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☒ (3)
(11)	Percent of class represented by amount in Row (9) 5.4% (4)
(12)	Type of reporting person (see instructions) IN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Consists of (i) 367,874 shares of Common Stock beneficially owned by Tenaya Capital IV, LP, (ii) 296,176 shares of Common Stock beneficially owned by Tenaya Capital IV-P, LP and (iii) 284,212 shares of Common Stock beneficially owned by Tenaya Capital IV-C, LP. Tenaya Capital IV Annex GP, LLC is the sole general partner of Tenaya Capital IV, LP. As such, Tenaya Capital IV Annex GP, LLC possesses power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP. Tenaya Capital IV Annex GP, LLC owns no securities of the Issuer directly. Tenaya Capital IV GP, LLC is the sole general partner of Tenaya Capital IV GP, LP which serves as the sole general partner of Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. As such, Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP possess power to direct the voting and disposition of the shares owned by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital IV Annex GP, LLC and Tenaya Capital IV GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP, Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP, Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.

(3)

The shares reported herein do not include 150,244 shares of Common Stock and 35,880 shares of Common Stock issuable upon currently exercisable warrants held by LBVCP. Tenaya Capital, LLC, an entity collectively controlled by Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul, provides sub-advisory services to the advisor of LBVCP, but does not have or share voting or dispositive authority over the shares held by LBVCP. The Reporting Persons expressly disclaim beneficial ownership of the shares held by LBVCP.

(4)

This percentage is calculated based upon 17,568,367 shares of the Common Stock outstanding as of October 28, 2011 as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 8, 2011.

SCHEDULE 13G

CUSIP No. 59047Q 10 3

(1)	Names of reporting persons Brian Paul
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 948,262 (2)
(7) Sole dispositive power 0
(8) Shared dispositive power 948,262 (2)
(9)	Aggregate amount beneficially owned by each reporting person 948,262 (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☒ (3)
(11)	Percent of class represented by amount in Row (9) 5.4% (4)
(12)	Type of reporting person (see instructions) IN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Consists of (i) 367,874 shares of Common Stock beneficially owned by Tenaya Capital IV, LP, (ii) 296,176 shares of Common Stock beneficially owned by Tenaya Capital IV-P, LP and (iii) 284,212 shares of Common Stock beneficially owned by Tenaya Capital IV-C, LP. Tenaya Capital IV Annex GP, LLC is the sole general partner of Tenaya Capital IV, LP. As such, Tenaya Capital IV Annex GP, LLC possesses power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP. Tenaya Capital IV Annex GP, LLC owns no securities of the Issuer directly. Tenaya Capital IV GP, LLC is the sole general partner of Tenaya Capital IV GP, LP which serves as the sole general partner of Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. As such, Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP share power to direct the voting and disposition of the shares owned by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital IV Annex GP, LLC and Tenaya Capital IV GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul possess power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP, Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP, Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.

(3)

The shares reported herein do not include 150,244 shares of Common Stock and 35,880 shares of Common Stock issuable upon currently exercisable warrants held by LBVCP. Tenaya Capital, LLC, an entity collectively controlled by Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul, provides sub-advisory services to the advisor of LBVCP, but does not have or share voting or dispositive authority over the shares held by LBVCP. The Reporting Persons expressly disclaim beneficial ownership of the shares held by LBVCP.

(4)

This percentage is calculated based upon 17,568,367 shares of the Common Stock outstanding as of October 28, 2011 as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 8, 2011.

Introductory Note: This Amendment No. 1 to the statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of shares of Common Stock, par value $0.0005 per share (“Common Stock”), of Meru Networks, Inc. (the “Issuer”).

Item 1(a).	Name of Issuer:

Item 1(b).	Address of Issuer’s Principal Executive Officers:

Meru Networks, Inc.

894 Ross Drive

Sunnyvale, California 94089

Item 2(a).	Name of Person(s) Filing:

Tenaya Capital IV, LP

Tenaya Capital IV Annex GP, LLC

Tenaya Capital IV-P, LP

Tenaya Capital IV-C, LP

Tenaya Capital IV GP, LP

Tenaya Capital IV GP, LLC

Thomas Banahan

Benjamin Boyer

Stewart Gollmer

Brian Melton

Brian Paul

Item 2(b).	Address of Principal Business Office:

Tenaya Capital

2965 Woodside Road, Suite A

Woodside, California 94062

Item 2(c).	Citizenship:

Tenaya Capital IV, LP	Delaware, United States of America
Tenaya Capital IV Annex GP, LLC	Delaware, United States of America
Tenaya Capital IV-P, LP	Delaware, United States of America
Tenaya Capital IV-C, LP	Delaware, United States of America
Tenaya Capital IV GP, LP	Delaware, United States of America
Tenaya Capital IV GP, LLC	Delaware, United States of America
Thomas Banahan	United States of America
Benjamin Boyer	United States of America
Stewart Gollmer	United States of America
Brian Melton	United States of America
Brian Paul	United States of America

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.0005 per share.

Item 2(e).	CUSIP Number:

59047Q 10 3

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not applicable.

Item 4(a).	Amount Beneficially Owned:

Item 4(b).	Percent of Class:

Item 4(c).	Number of shares as to which such persons have:

The following information with respect to the ownership of the Common Stock by the Reporting Persons filing This Amendment No. 1 to the statement on Schedule 13G is provided as of December 31, 2011:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Reporting Persons	Shares of Common Stock Held Directly (1)	Shares Underlying Exercisable Warrants Held Directly (1)	Shared Voting Power (1)	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Class (1)(3)
Tenaya Capital IV, LP	293,388	74,486	367,874	367,874	367,874	2.1%
Tenaya Capital IV Annex GP, LLC (2)	0	0	367,874	367,874	367,874	2.1%
Tenaya Capital IV-P, LP	236,206	59,970	296,176	296,176	296,176	1.7%
Tenaya Capital IV-C, LP	226,664	57,548	284,212	284,212	284,212	1.6%
Tenaya Capital IV GP, LP (2)	0	0	580,388	580,388	580,388	3.3%
Tenaya Capital IV GP, LLC (2)	0	0	580,388	580,388	580,388	3.3%
Thomas Banahan (2)	0	0	948,262	948,262	948,262	5.4%
Benjamin Boyer (2)	0	0	948,262	948,262	948,262	5.4%
Stewart Gollmer (2)	0	0	948,262	948,262	948,262	5.4%
Brian Melton (2)	0	0	948,262	948,262	948,262	5.4%
Brian Paul (2)	0	0	948,262	948,262	948,262	5.4%

(1)

Represents the number of shares of Common Stock beneficially owned by the Reporting Person as of December 31, 2011. The shares reported herein do not include 150,244 shares of Common Stock and 35,880 shares of Common Stock issuable upon currently exercisable warrants held by LBVCP. Tenaya Capital, LLC, an entity collectively controlled by Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul, provides sub-advisory services to the advisor of LBVCP, but does not have or share voting or dispositive authority over the shares held by LBVCP. The Reporting Persons expressly disclaim beneficial ownership of the shares held by LBVCP.

(2)

Tenaya Capital IV Annex GP, LLC is the sole general partner of Tenaya Capital IV, LP. As such, Tenaya Capital IV Annex GP, LLC possesses power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP. Tenaya Capital IV Annex GP, LLC owns no securities of the Issuer directly. Tenaya Capital IV GP, LLC is the sole general partner of Tenaya Capital IV GP, LP which serves as the sole general partner of Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. As such, Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP possess power to direct the voting and disposition of the shares owned by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Tenaya Capital IV GP, LLC and Tenaya Capital IV GP, LP own no securities of the Issuer directly. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul are Managing Members of Tenaya Capital IV Annex GP, LLC and Tenaya Capital IV GP, LLC. As such, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul share power to direct the voting and disposition of the shares owned by Tenaya Capital IV, LP, Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP and may be deemed to have indirect beneficial ownership of the shares held by Tenaya Capital IV, LP, Tenaya Capital IV-P, LP and Tenaya Capital IV-C, LP. Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul own no securities of the Issuer directly.

(3)

This percentage is calculated based upon 17,568,367 shares of the Common Stock outstanding as of October 28, 2011 as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 8, 2011.

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certification:

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 1, 2012

TENAYA CAPITAL IV, LP			TENAYA CAPITAL IV GP, LLC
By: Its:	Tenaya Capital IV Annex GP, LLC General Partner	By:	/s/ Dave Markland
By:	/s/ Dave Markland		Dave Markland as Attorney-in-fact
Dave Markland as Attorney-in-fact
/s/ Dave Markland
TENAYA CAPITAL IV ANNEX GP, LLC			Thomas Banahan by Dave Markland as Attorney-in-fact

By:	/s/ Dave Markland
Dave Markland as Attorney-in-fact
/s/ Dave Markland
TENAYA CAPITAL IV-P, LP			Benjamin Boyer by Dave Markland as Attorney-in-fact
By:	Tenaya Capital IV GP, LP
Its:	General Partner
By:	Tenaya Capital IV GP, LLC
Its:	General Partner		/s/ Dave Markland
Stewart Gollmer by Dave Markland as Attorney-in-fact
By:	/s/ Dave Markland
Dave Markland as Attorney-in-fact

TENAYA CAPITAL IV-C, LP
By:	Tenaya Capital IV GP, LP		/s/ Dave Markland
Its:	General Partner		Brian Melton by Dave Markland as Attorney-in-fact
By:	Tenaya Capital IV GP, LLC
Its:	General Partner		/s/ Dave Markland
Brian Paul by Dave Markland as Attorney-in-fact
By:	/s/ Dave Markland
Dave Markland as Attorney-in-fact

TENAYA CAPITAL IV GP, LP
By:	Tenaya Capital IV GP, LLC
Its:	General Partner

By:	/s/ Dave Markland
Dave Markland as Attorney-in-fact

Exhibit(s):

99.1: Joint Filing Statement